Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-290198

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 22, 2025)

21,504,901 Shares of Common Stock

1,600,000 Shares of Series B Preferred Stock

5,000,000 Shares of Series B-1 Preferred Stock

38,823,528 Shares of Common Stock

T1 Energy Inc.

We are issuing (i) 21,504,901 shares of our common stock, par value $0.01 per share (the “Common Stock”) (the “Common Stock Issuance”), (ii) 1,600,000 shares of our Series B Convertible Non-Voting Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) and (iii) 5,000,000 shares of our Series B-1 Convertible Non-Voting Preferred Stock, par value $0.01 per share (the “Series B-1 Preferred Stock”), as well as up to 38,823,528 shares of our Common Stock to be issued upon the conversion of the Series B Preferred Stock and Series B-1 Preferred Stock (the “Underlying Shares”), in a registered direct offering to certain purchasers (the “purchasers”) pursuant to this prospectus supplement and the accompanying prospectus and an amended and restated stock purchase agreement with such purchasers (this “issuance”). The issue price for each share of Series B-1 Preferred Stock is $10.00. The shares of Common Stock issued pursuant to the Common Stock Issuance and shares of Series B Preferred Stock are being issued to the purchasers in partial consideration to redeem and cancel all of our currently issued and outstanding shares of non-voting convertible preferred stock, par value $0.01 per share (the “Series A Preferred Stock”) held by them. The shares of Series B Preferred Stock are convertible into 9,411,764 shares of our Common Stock, and the shares of Series B-1 Preferred Stock are convertible into up to 29,411,764 shares of our Common Stock, at the election of the holder. Shares of our Series B Preferred Stock and Series B-1 Preferred Stock (collectively, the “Preferred Stock”) generally have no voting rights, except as required by law, and participate pari passu with any distribution of proceeds to the holders of our Preferred Stock, in the event of the Company’s liquidation, dissolution or winding up or the payment of a dividend, as applicable, on shares of our Preferred Stock.

Delivery of the shares of Common Stock, shares of Series B Preferred Stock and the shares of Series B-1 Preferred Stock is expected to be made on or about October 31, 2025, subject to satisfaction of certain customary closing conditions, through the facilities of The Depository Trust Company.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT, ITEM 1A (“RISK FACTORS”) BEGINNING ON PAGE 4 OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2025, AND ITEM 1A (“RISK FACTORS”) BEGINNING ON PAGE 23 OF OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2025, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 2025, WHICH ARE INCORPORATED BY REFERENCE HEREIN, AS WELL AS THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE HEREIN, TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE DECIDING TO INVEST IN OUR COMMON STOCK AND PREFERRED STOCK.

Our Common Stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “TE”. On October 30, 2025, the last reported sale price of our Common Stock was $3.64 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of Series B-1 Preferred Stock	Total
Issue price	$10.00	$50,000,000
Net proceeds to us	$10.00	$50,000,000

The date of this prospectus supplement is October 31, 2025.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this issuance of our shares of Common Stock, Series B Preferred Stock and Series B-1 Preferred Stock by us, and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated herein and therein by reference. This prospectus supplement describes the specific details regarding this issuance and may add, update or change information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which, such as the sections entitled “Frequently Used Terms”, “Summary of the Prospectus” and “Description of Capital Stock,” may not apply to this issuance. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or in any document incorporated by reference herein or therein that was filed with the Securities and Exchange Commission (“SEC”) before the date of this prospectus supplement, you should rely on the information set forth in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a subsequently filed document deemed incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide.

We are issuing shares of our Common Stock and Preferred Stock only in jurisdictions where such issuances are permitted. The information contained in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein is accurate only as of their respective dates (or any such earlier date as of which such information is given), regardless of the time of delivery of any such document or the time of any sale of the Common Stock and Preferred Stock. Our business, financial condition, results of operations and prospects may have changed materially since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under the section titled “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus, before investing in our securities. Unless the context indicates otherwise, references in this prospectus supplement to the “Company,” “T1 Energy,” “we,” “us,” “our” and similar terms refer to (i) as of any time prior to the change of jurisdiction of incorporation by FREYR Battery from Luxembourg to the State of Delaware and change in the legal name to FREYR Battery, Inc. (“FREYR Delaware”), effective December 31, 2023 (the “Redomiciliation”), FREYR Battery, (ii) as of any time after the Redomiciliation, FREYR Delaware through February 18, 2025, and (iii) as of February 19, 2025, T1 Energy Inc., and where appropriate, their respective wholly owned subsidiaries.

In this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, T1 Energy relies on and refers to industry data, information and statistics regarding the markets in which it competes from research as well as from publicly available information, industry and general publications and research and studies conducted by third parties. T1 Energy has supplemented this information where necessary with its own internal estimates, considering publicly available information about other industry participants and T1’s management’s best view as to information that is not publicly available. This information appears in sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. T1 has taken such care as we consider reasonable in the extraction and reproduction of information from such data from third party sources. Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this issuance and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may contain forward-looking statements. All statements other than statements of historical or current facts contained or incorporated by reference in this prospectus supplement and the accompanying prospectus may be forward-looking statements. Statements regarding our future results and timing of operations, expected performance and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the issuance, any expected results and benefits arising from the business combination with Trina Solar (“Trina”), liquidity, growth and profitability strategies and factors and trends affecting our business are forward-looking statements. Forward-looking statements can be identified in some cases by the use of words such as “believe,” “can,” “could,” “potential,” “plan,” “predict,” “goals,” “seek,” “should,” “may,” “may have,” “would,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” or the negative of these words, other similar expressions or by discussions of strategy, plans or intentions.

The forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are only predictions. We base these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K. These factors include, but are not limited to, risks related to: (1) our ability to (i) successfully integrate the businesses and operations of us and Trina; (ii) construct and equip manufacturing facilities in a timely and cost-effective manner; (iii) target and retain customers and suppliers; (iv) attract and retain key employees and qualified personnel; (v) protect our intellectual property; (vi) comply with legal and environmental regulations; (vii) compete in international markets in light of export and import controls; and (viii) incur substantially more debt; (2) the concentration of our operations in Texas and our dependence on a limited number of suppliers; (3) changes adversely affecting the flow of components and materials from international vendors, the costs of raw materials, components, equipment, and machinery; (4) general economic and geopolitical conditions, changes in applicable laws or regulations, including environmental, export control and tax laws and incentives, as well as international trade policies, including tariffs, on our products and our competitive position; (5) the outcome of any legal proceedings relating to our products and services, including intellectual property or product liability claims, commercial or contractual disputes, warranty claims, and other proceedings; and (6) the capital-intensive nature of our business and our ability to raise additional capital on attractive terms or service our debt.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement and the accompanying prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

These forward-looking statements speak only as of the date of this prospectus supplement or, in the case of the accompanying prospectus or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statement, whether as a result of any new information, future events or otherwise.

S-iii

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this issuance fully, you should read this prospectus supplement and the accompanying prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements and related notes included in or incorporated by reference into this prospectus supplement or the accompanying prospectus and the documents to which we refer in the “Incorporation of Certain Documents by Reference” section below.

Company Overview

T1 Energy is an energy solutions provider building an integrated U.S. supply chain for solar and batteries. We manufacture and sell photovoltaic (“PV”) solar modules in the United States for our U.S. customers.

We are one of the leading solar manufacturing companies in the United States. Our PV solar module manufacturing facility in Wilmer, Texas (“G1 Dallas”) is operating and is expected to have an installed base of five gigawatts (“5 GW”) per annum after the expected completion of equipment commissioning in 2025. We believe our facility is one of the most technologically advanced PV solar module plants globally. T1 Energy produces PV solar modules that employ highly energy efficient Passivated Emitter and Rear Contact and Tunnel Oxide Passivated Contact technologies. We believe the superior performance characteristics of the PV solar modules that we manufacture through our commercial partnership with Trina and our domestic content will competitively differentiate T1 Energy in the U.S. market.

On November 6, 2024, we announced that we had entered into a transaction agreement (the “Transaction Agreement”) to acquire all the shares of capital stock of T1 G1 Dallas Holding and its related subsidiaries (collectively “T1 G1 Dallas Holding”) (the “Trina Business Combination”). The Trina Business Combination closed on December 23, 2024. As part of the Transaction Agreement, we acquired G1 Dallas from T1 G1 Dallas Holding and entered into a series of commercial support and technology licensing agreements with Trina .

Recent Developments

The Company is executing a phased development of the G2_Austin PV solar cell fab in Rockdale, Texas with the first 2.1 GW expected to start construction before the end of 2025. With the proceeds from the $72 million registered direct offering announced on October 23, 2025 and the expected proceeds from the $50 million registered direct equity offering described herein, the Company is expected to soon have a meaningful portion of the capital required to finance the first 2.1 GW phase of the G2_Austin project, with the remainder expected to be comprised of debt and anticipated customer offtake deposits.

The proceeds from the $72 million registered direct equity offering announced on October 23, 2025, in combination with the $50 million of expected gross proceeds from the registered direct offering described herein, provide T1 with meaningful capital required to fund the projected $400 - $425 million of capital expenditures for the first 2.1 GW phase of G2_Austin. T1’s G2_Austin project development team has completed contractor and vendor selection and is progressing with detailed engineering of the customized production line equipment for the G2_Austin first phase. The Company expects the anticipated proceeds from such offering and the registered direct offering described herein position it to accelerate the next stages of development to begin construction in the fourth quarter of 2025.

Corporate Information

The mailing address of T1 Energy’s registered and principal executive office is 1211 E 4th St. Austin, Texas 78702. The telephone number of T1 Energy’s registered and principal executive office is 409-599-5706.

Our investor relations website is located at https://ir.t1energy.com/, and its news site located at https://ir.t1energy.com/news/, our X (f/k/a Twitter) account is located at https://x.com/T1_Energy, our LinkedIn account is located at https://www.linkedin.com/company/t1energy, and our Instagram account is located at https://www.instagram.com/t1_energy/. We use our investor relations website, our X account and our LinkedIn account as well as Daniel Barcelo’s X account (https://x.com/_danielbarcelo), LinkedIn account (https://www.linkedin.com/in/daniel-barcelo-b262a939/) and Instagram account (https://www.instagram.com/danbarcelo/) to post important information for investors, including news releases, analyst presentations, and supplemental financial information, and as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor our investor relations website, our X account and our LinkedIn account, in addition to following press releases, SEC filings and public conference calls and webcasts. Our website, X account and our LinkedIn account and the information contained on each, or that can be accessed through each, is not deemed to be incorporated by reference in, and is not considered part of, this prospectus supplement or the accompanying prospectus , and you should not consider it a part of this prospectus supplement or the accompanying prospectus. We also make available, free of charge, on our investor relations website under “Financials—SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC.

Trademarks, Service Marks and Trade Names

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus may contain trademarks and trade names that are the property of their respective owners.

THE ISSUANCE

Shares of Common Stock issued by us	21,504,901 shares of our Common Stock.

Shares of Underlying Shares to be issued by us	38,823,528 shares of our Common Stock.

Total Common Stock to be outstanding immediately after this issuance (assuming no conversion of Preferred Stock and excluding the Underlying Shares)	177,442,993 shares of our Common Stock.

Shares of Series B Preferred Stock issued by us	1,600,000 shares of our Series B Preferred Stock.

Shares of Series B-1 Preferred Stock issued by us	5,000,000 shares of our Series B-1 Preferred Stock.

Total Preferred Stock to be outstanding immediately after this issuance	6,600,000 shares of Preferred Stock.

Use of proceeds

We estimate that net proceeds from this issuance will be $50 million. We currently intend to use the proceeds from this issuance for (i) working capital, (ii) strategic investments and partnership development, (iii) advancement of energy technology and infrastructure projects and (iv) general corporate purposes. See “Use of Proceeds”.

Risk factors	Investment in our securities involves risks. You should carefully read (i) the section entitled “Risk Factors” beginning at page S-3 and in the accompanying prospectus and (ii) Item 1a (“Risk Factors”) beginning on page 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025 before you decide to invest in our Common Stock. See also “Where You Can Find More Information” on page S-11.

Amended and Restated Stock Purchase Agreement

On October 31, 2025, we entered into the Amended and Restated Stock Purchase Agreement with the parties thereto (the “Stock Purchase Agreement”). The Stock Purchase Agreement amends and restates the Preferred Stock Purchase Agreement by and between the Company and the purchasers thereto, dated as of November 6, 2024, as amended on March 21, 2025, April 29, 2025 and August 13, 2025.

Pursuant to the terms and subject to the conditions of the Stock Purchase Agreement, in partial consideration for the redemption and cancellation of all then-issued and outstanding shares of Series A Preferred Stock, the purchasers agreed to purchase (i) 21,504,901 shares of Common Stock issued pursuant to the Common Stock Issuance and (ii) 1,600,000 shares of Series B Preferred Stock.

The purchasers also agreed to purchase 5,000,000 shares of Series B-1 Preferred Stock at a price of $10.00 per share of Series B-1 Preferred Stock.

This prospectus supplement relates to the issuance of 21,504,901 shares of Common Stock, 1,600,000 shares of Series B Preferred Stock, 5,000,000 shares of Series B-1 Common Stock and 38,823,528 Underlying Shares to be issued upon the conversion of the Series B Preferred Stock and Series B-1 Preferred Stock to the purchasers.

NYSE symbol of Common Stock	“TE”

Unless otherwise indicated, all information in this prospectus supplement relating to the number of shares of our Common Stock to be outstanding immediately after this issuance is based on 155,938,092 shares of Common Stock outstanding as of June 30, 2025, and excludes:

●	40,000,000 shares of Common Stock issuable upon the option of the holders of the Company’s then-issued and outstanding Series A Preferred Stock (to be canceled pursuant to the transactions contemplated herein);

●	30,440,113 shares of Common Stock issuable in up to two conversions under a convertible note instrument;

●	14,674,894 shares of Common Stock issuable upon exercise of public warrants, expiring on July 9, 2026, or earlier upon redemption or liquidation;

●	10,637,219 shares of Common Stock issuable upon exercise of private warrants, expiring on July 9, 2026, or earlier upon redemption or liquidation;

●	7,798,455 shares of Common Stock issuable upon exercise of stock options outstanding under our 2021 Equity Incentive Plan (the “Equity Plan”);

●	6,621,630 shares of Common Stock issuable upon the vesting and settlement of restricted stock units outstanding under our Equity Plans; and

●	28,278,370 shares of Common Stock reserved for future issuances under our Equity Plan as of June 30, 2025.

RISK FACTORS

Purchasing our Common Stock and Preferred Stock involves a high degree of risk. Before you decide to invest in our Common Stock and Preferred Stock, you should carefully consider the risks and uncertainties described below and those described in the filings we make with the SEC from time to time that are incorporated by reference herein in their entirety, including the risks and uncertainties set forth under the caption “Risk Factors” in the accompanying prospectus and our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future. In any such case, the trading price of our securities could fall, and you may lose all or part of your investment.

Risks Related to this Issuance

We have discretion in the use of the proceeds from this issuance. We may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return on your investment.

Although we currently intend to use the proceeds from this issuance in the manner described in the section entitled “Use of Proceeds” in this prospectus supplement, our management will have discretion in the application of the proceeds from this issuance. Our management could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock or Preferred Stock. You will not have the opportunity to influence our decisions on how to use the proceeds from this issuance. The failure by our management to apply these funds effectively could result in financial losses that could harm our business and cause the price of our Common Stock or Preferred Stock to decline. We may invest the proceeds from this issuance, pending their use, in a manner that does not produce income or that loses value.

If you purchase our Series B-1 Preferred Stock, assuming conversion into shares of our Common Stock, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing shares of Series B-1 Preferred Stock in this issuance, assuming the conversion of the Preferred Stock into shares of our Common Stock, will pay a price that substantially exceeds the as adjusted book value per share of our tangible assets as of June 30, 2025 after subtracting our liabilities. Our net tangible book value as of June 30, 2025 was approximately $(133,592,000), or $(0.86) per share of our Common Stock, based upon 155,938,092 shares of Common Stock outstanding on June 30, 2025. Based on the combined issuance price of $10.00 per share of our Series B-1 Preferred Stock, our as adjusted net tangible book value as of June 30, 2025, would have been approximately $(83,592,000), or approximately $(0.45) per share of our Common Stock. As a result, investors purchasing shares of Series B-1 Preferred Stock in this issuance will incur immediate dilution of $1.25 per share.

In addition, we have a significant number of stock options, warrants and restricted stock units (“RSUs”) outstanding. The exercise of any of these outstanding options and warrants and the vesting and settlement of any of these RSUs would result in additional dilution. As a result of the dilution to purchasers purchasing shares in this issuance, investors may receive significantly less than the purchase price paid in this issuance, if anything, in the event of our liquidation. Further, because we expect we will need to raise additional capital to fund our future activities, we may in the future sell substantial amounts of Common Stock or securities convertible into or exchangeable for Common Stock. For a further description of the dilution that you will experience immediately after this issuance, see the section titled “Dilution.”

Risks Related to our Common Stock

The market price of our Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

The market price of our Common Stock is likely to be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:

●	changes in applicable laws or regulations;

●	risks relating to the uncertainty of our projected financial information; and

●	risks related to the organic and inorganic growth of our business and the timing of expected business milestones.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of our Common Stock, regardless of our actual operating performance.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our Common Stock will be influenced by the research and reports that securities or industry analysts publish about us. If securities or industry analysts initiate coverage and one or more of the analysts who cover us downgrade our Common Stock or publish inaccurate or unfavorable research about our company, our Common Stock share price would likely decline. If analysts publish target prices for our Common Stock that are below the historical sales prices for shares of our Common Stock on a securities exchange or the then-current public price of our Common Stock, it could cause our stock price to decline significantly. Further, if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our Common Stock price and trading volume to decline.

Future issuances of debt, which would be senior to our Common Stock upon liquidation, and/or preferred equity securities, which may be senior to our Common Stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our Common Stock.

In the future, we may attempt to increase our capital resources by making issuances of debt or additional preferred equity securities, including senior or subordinated notes, and preferred stock, and entering into new loan agreements. Upon liquidation, holders of our debt securities and preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Common Stock. Additional equity and equity-linked issuances may dilute the holdings of our existing stockholders or reduce the market price of our Common Stock, or both. Except as otherwise disclosed in SEC filings, holders of our Common Stock are not entitled to preemptive rights or other protections against dilution. Because our decision to issue securities in any future issuance and to enter into new loan agreements will depend on market conditions and other factors, many of which are beyond our control, we cannot predict or estimate the amount, timing or nature of our future issuances or borrowings. Thus, our stockholders bear the risk of our future issuances or loan arrangements reducing the market price of our Common Stock, reducing our assets available to them upon our liquidation and diluting their shareholdings in us.

Risks Related to our Preferred Stock

Holders of the Preferred Stock will generally have no rights as holders of Common Stock until such holders convert their Preferred Stock and acquire shares of our Common Stock.

Until holders of Preferred Stock convert their Preferred Stock and acquire shares of our Common Stock, such holders will generally have no rights with respect to the Common Stock underlying such Preferred Stock. Upon conversion of the Preferred Stock, the holders will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs after the conversion date.

Significant holders or beneficial holders of shares of our Common Stock may not be permitted to convert the Preferred Stock that they hold.

A holder of Preferred Stock is prohibited from converting shares of Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more 19.99% of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion. As a result, you may not be able to exercise your right to convert the Preferred Stock into Common Stock at a time when it would be financially beneficial for you to do so. In such a circumstance, you could seek to sell your Preferred Stock to realize value, but you may be unable to do so in the absence of an established trading market.

There is no public market for the Preferred Stock being issued in this issuance.

There is no established public trading market for the Preferred Stock being issued in this issuance, and we do not expect a market to develop. In addition, we may not be able to apply to list the Preferred Stock on any securities exchange or nationally recognized trading system, including the NYSE. Without an active market, the liquidity of the Preferred Stock will be limited.

USE OF PROCEEDS

We estimate that net proceeds in this issuance will be $50 million.

We plan to use the proceeds of this issuance for (i) working capital, (ii) strategic investments and partnership development, (iii) advancement of energy technology and infrastructure projects and (iv) general corporate purposes.

DIVIDEND POLICY

To date, we have not declared or paid any dividends on our Common Stock and we do not currently anticipate paying any such dividends on our Common Stock in the foreseeable future. The payment of cash dividends is subject to the discretion of our Board, subject to applicable laws and regulations, and may be affected by various factors, including our future earnings, financial condition, capital requirements, share repurchase activity, current and future planned strategic growth initiatives, levels of indebtedness, and other considerations our Board deems relevant. Given the capital-intensive nature of our business, we do not currently anticipate declaring any cash dividends to holders of our Common Stock in the foreseeable future.

DILUTION

If you invest in our Common Stock, which is issuable upon conversion of the Preferred Stock, you will experience an immediate dilution of the net tangible book value per share of our Common Stock. Dilution per share of Common Stock represents the difference between the amount paid by the purchasers of Series B-1 Preferred Stock in this issuance and the net tangible book value per share of our Common Stock immediately following the completion of the issuance.

Our net tangible book value as of June 30, 2025, was approximately $(133,592,000), or $(0.86) per share of our Common Stock. Our net tangible book value is the amount of our total tangible assets less our total liabilities and our noncontrolling interest. Net tangible book value per share is our net tangible book value divided by the number of shares of Common Stock outstanding as of June 30, 2025.

We present pro forma as-adjusted net tangible book value by giving effect to our receipt of the estimated net proceeds from the sale of shares of our Series B-1 Preferred Stock in this issuance, based on the issuance price of $10.00 per share of Series B-1 Preferred Stock, and the assumed conversion of the shares of Series B Preferred Stock and Series B-1 Preferred Stock being issued into shares of Common Stock. On a pro forma as-adjusted basis, our as-adjusted net tangible book value as of June 30, 2025 would have been $(0.45) per share of Common Stock. This represents an immediate increase in pro forma as-adjusted net tangible book value to existing stockholders of $0.41 per share of Common Stock and immediate dilution in pro forma as-adjusted net tangible book value to purchasers participating in this issuance of per share of Common Stock.

The following table illustrates this dilution on a per share basis:

Assumed issuance price per share of Series B-1 Preferred Stock	$10.00
Historical net tangible book value per share as of June 30, 2025 (excluding the assumed conversion of Series B Preferred Stock and Series B-1 Preferred Stock)	(0.86)
Pro forma net tangible book value per share as of June 30, 2025, after giving effect to this issuance	(0.45)
Increase in pro forma net tangible book value per share of Common Stock after this issuance	0.41
Pro forma as-adjusted net tangible book value per share of Common Stock immediately after this issuance	(0.45)
Dilution per share of Common Stock to the purchasers participating in the issuance of Series B-1 Preferred Stock	$1.25

●	The number of shares of our Common Stock to be outstanding immediately after this issuance is based on 155,938,092 shares of our Common Stock outstanding as of June 30, 2025, and excludes:

●	40,000,000 shares of Common Stock issuable upon the option of the holders of the Company’s then-issued and outstanding Series A Preferred Stock (to be canceled pursuant to the transactions contemplated herein);

●	30,440,113 shares of Common Stock issuable in up to two conversions under a convertible note instrument;

●	14,674,894 shares of Common Stock issuable upon exercise of public warrants, expiring on July 9, 2026, or earlier upon redemption or liquidation;

●	10,637,219 shares of Common Stock issuable upon exercise of private warrants, expiring on July 9, 2026, or earlier upon redemption or liquidation;

●	7,798,455 shares of Common Stock issuable upon exercise of stock options outstanding under our Equity Plan;

●	6,621,630 shares of Common Stock issuable upon the vesting and settlement of restricted stock units outstanding under our Equity Plans; and

●	28,278,370 shares of Common Stock reserved for future issuances under our Equity Plan as of June 30, 2025.

The foregoing table does not give effect to the exercise of any outstanding options. We may raise additional capital in the future through the sale of equity or convertible debt securities. To the extent options are exercised, or we issue shares of Common Stock in connection with raising additional capital, there may be further dilution.

DESCRIPTION OF SECURITIES WE ARE ISSUING

Common Stock

We are issuing shares of our Common Stock in this issuance. See “Description of Capital Stock” in the accompanying prospectus, as updated by Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 incorporated by reference herein, for more information regarding our shares of Common Stock.

Preferred Stock

T1 Energy’s Amended and Restated Certificate of Incorporation expressly authorizes T1 Energy’s board of directors to provide for the issuance of all or any preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of T1 Energy; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of T1 Energy at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. The issuance of preferred stock may have the effect of diluting the earnings per share and book value per share of Common Stock. In addition, the T1 Energy board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

Preferred Stock

In this section and this prospectus supplement:

“10-Day VWAP” means the volume weighted average price of the Common Stock in composite transactions for the principal U.S. national or regional securities exchange on which the shares of Common Stock are then listed as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)) (or a similar organization or agency succeeding to its functions of reporting prices) for the ten (10) consecutive full Trading Days prior to and including such determination date.

“Business Day” means any day other than Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the date of the Stock Purchase Agreement, shall be the NYSE.

“Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by OTC Markets Group Inc. (formerly OTC Markets Inc.) (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

Liquidation Preference

The Preferred Stock issuable under the Stock Purchase Agreement will rank senior to the Common Stock but junior to all debt obligations of the Company and will have a liquidation preference equal to $10.00 per share of Preferred Stock plus accrued but unpaid dividends.

In the event of any voluntary or involuntary liquidation, subject to the rights of holders of any senior securities and after satisfaction of all liabilities and obligations to creditors of the Company, before any distribution is made to holders of shares of junior securities, the holders of the Preferred Stock will be entitled to receive liquidating distributions in the amount that is the greater of (i) the aggregate liquidation preference per share of Preferred Stock and (ii) the amount of cash to which a holder would be entitled to receive in a liquidation with respect to such shares if they had been converted to Common Stock immediately prior to such liquidation.

Conversion

Upon issuance, the then-issued Series B Preferred Stock shall be convertible, at the option of the holders thereof, into 9,411,764 shares of Common Stock, in whole and not in part, based on the conversion price of $1.70 per share of Common Stock, assuming no accrued and unpaid dividends.

Upon issuance, the then-issued Series B-1 Preferred Stock shall be convertible, at the option of the holders thereof, into 26,315,789 shares of Common Stock, in whole and not in part, based on the conversion price of $1.90 per share of Common Stock for the Series B-1 Preferred Stock if the 10-Day VWAP of the Common Stock immediately prior to the conversion date is $2.50 or more per share of Common Stock (being the greater of the conversion prices for the Series B-1 Preferred Stock), and assuming no accrued and unpaid dividends; the conversion price of the Series B-1 Preferred Stock will be reduced to $1.70 per share of Common Stock in the event that the 10-Day VWAP of the Common Stock immediately prior to the conversion date is less than $2.50 per share of Common Stock. Upon such reduction of the conversion price, each share of the then-issued Series B-1 Preferred Stock will be convertible into approximately 5.88 shares of Common Stock, up to an aggregate of approximately 29,411,764 shares of Common Stock, in whole and not in part, based on the reduced conversion price (subject to dilution adjustments), and holders can expect to receive additional shares of Common Stock as compared to the conversion price of $1.90 for the Series B-1 Preferred Stock.

Additionally, in case of a stock split or similar event effected by the Company, the conversion price shall be proportionally decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.

Change of Control

In the event of a change of control event in which the Company is not the surviving or resulting corporation, the holders of Preferred Stock will be entitled to receive the greater of: (i) the aggregate liquidation preference of the Preferred Stock outstanding, including any accrued and unpaid dividends thereon to the closing date of the change of control event, and (ii) the amount of consideration that would be payable or issuable in such change of control transaction to a holder of the number of shares of Common Stock into which the shares of Preferred Stock are convertible by their terms as of the closing date of the change of control event, provided that the holders will receive the same form of consideration to be received by holders of Common Stock in such change of control event.

Term; Redemption

The Series B Preferred Stock has a maturity date of December 23, 2027 (the “Series B Maturity Date”). On the Series B-1 Maturity Date, the Company shall redeem the then-outstanding Preferred Stock at $10.00 per share (up to an aggregate amount of $16,000,000 assuming all shares of Series B Preferred Stock are fully issued and outstanding at the time of redemption) plus any accrued and unpaid dividends. In any case of redemption of shares of Series B Preferred Stock, T1 Energy shall, not less than thirty (30) nor more than sixty (60) days before the Series B Maturity Date, send to each holder notice of the intention of the Company to redeem such shares of Series B Preferred Stock.

The Series B-1 Preferred Stock has a maturity date of December 23, 2027 (the “Series B-1 Maturity Date”). On the Series B-1 Maturity Date, the Company shall redeem the then-outstanding Preferred Stock at $10.00 per share (up to an aggregate amount of $50,000,000 assuming all shares of Series B-1 Preferred Stock are fully issued and outstanding at the time of redemption) plus any accrued and unpaid dividends. In any case of redemption of shares of Series B-1 Preferred Stock, T1 Energy shall, not less than thirty (30) nor more than sixty (60) days before the Series B-1 Maturity Date, send to each holder notice of the intention of the Company to redeem such shares of Series B-1 Preferred Stock.

Dividends

The Preferred Stock carries a dividend rate of 6%, accruing on their issuance and payable in arrears (i) on the dividend date 18 months after their issuance and (ii) every six months after such dividend payment date. Dividends may be payable in cash, securities or other property as may be determined by the Board or any of its duly authorized committees. Any dividends will be paid net of any required withholding taxes.

Other

Other customary representations and warranties, closing conditions and terms were included in the Stock Purchase Agreement.

PLAN OF DISTRIBUTION

We have arranged for the sale of the shares of our Common Stock, Series B Preferred Stock and Series B-1 Preferred Stock and the Underlying Shares we are issuing pursuant to this prospectus supplement and the accompanying prospectus to the purchasers. The shares of our Common Stock, Series B Preferred Stock and Series B-1 Preferred Stock were issued directly to the purchasers in a registered direct offering without a placement agent, underwriter, broker or dealer.

The shares of Common Stock issued pursuant to the Common Stock Issuance and shares of Series B Preferred Stock are being issued to the purchasers in partial consideration to redeem and cancel all of our currently issued and outstanding shares of the Series A Preferred Stock held by them.

The issuance price for each share of Series B-1 Preferred Stock is $10.00. The shares of Series B Preferred Stock have a conversion price of $1.70 per share of Common Stock, assuming no accrued and unpaid dividends, and are convertible immediately upon issuance.

Upon issuance, the then-issued Series B-1 Preferred Stock shall be convertible, at the option of the holders thereof, into shares of Common Stock, in whole and not in part, based on the conversion price of $1.90 per share of Common Stock for the Series B-1 Preferred Stock if the 10-Day VWAP of the Common Stock immediately prior to the conversion date is $2.50 or more per share of Common Stock (being the greater of the conversion prices for the Series B-1 Preferred Stock), and assuming no accrued and unpaid dividends; the conversion price of the Series B-1 Preferred Stock will be reduced to $1.70 per share of Common Stock in the event that the 10-Day VWAP of the Common Stock immediately prior to the conversion date is less than $2.50 per share of Common Stock.

We established the price of the shares of our Series B-1 Preferred Stock based on the issue price of the Series A Preferred Stock. We expect that the issuance of the shares of our Common Stock and Preferred Stock will be completed on or around the date indicated on the cover of this prospectus supplement.

LEGAL MATTERS

The validity of the Common Stock, Series B Preferred Stock and Series B-1 Preferred Stock issued hereby and the Underlying Shares to be issued upon the conversion of the Series B Preferred Stock and Series B-1 Preferred Stock will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom (UK) LLP.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

The financial statements incorporated in this prospectus supplement by reference to the Current Report on Form 8-K/A filed with the SEC on March 10, 2025 have been so incorporated in reliance on the report of RSM China CPA LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities being issued by this prospectus supplement. The registration statement, including exhibits, contains additional relevant information about us and the securities. This prospectus supplement, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits. For further information with respect to us and the securities issued by this prospectus supplement, we refer you to the registration statement and its exhibits. Statements contained in this prospectus supplement as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus supplement should be read together with the information in the documents incorporated by reference.

We incorporate by reference the documents listed below that we have previously filed with the SEC (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto):

●	Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025 and April 30, 2025, respectively;

●	Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarterly period ended March 31, 2025, filed with the SEC on May 15, 2025 and August 18, 2025, respectively, and for the quarterly period ended June 30, 2025 filed with the SEC on August 19, 2025;

●	Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on February 10, 2025, February 14, 2025, February 19, 2025, March 4, 2025, March 10, 2025, March 14, 2025, April 9, 2025, April 28, 2025, May 1, 2025, May 15, 2025, June 26, 2025, July 3, 2025, August 5, 2025, August 14, 2025, August 15, 2025, August 18, 2025, August 20, 2025, September 4, 2025, September 5, 2025, September 11, 2025, October 22, 2025, October 23, 2025, October 24, 2025 and October 31, 2025; and

●	The description of T1 Energy’s Common Stock contained in Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment that indicates the termination of the issuance of the securities made by this prospectus supplement, which will become a part of this prospectus supplement from the date that such documents are filed with the SEC. Information in such future filings update and supplement the information provided in this prospectus supplement.

The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC and incorporate by reference in this prospectus supplement will automatically update and supersede this previously filed information, as applicable, including information in previously filed documents or reports that have been incorporated by reference into this prospectus supplement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at 409-599-5706, or by sending a written request to T1 Energy Inc., 1211 E 4th St. Austin, Texas 78702, Attention: Jeffery Spittel. Exhibits to any documents incorporated by reference in this prospectus supplement will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or any supplement is accurate as of any date other than the date on the front of those documents or as of any earlier date as of which such information is given.

PROSPECTUS

T1 Energy Inc.

$500,000,000 Common Stock, Preferred Stock, Debt Securities, Warrants, Rights and Purchase Units Offered by T1 Energy Inc.

We may from time to time offer and sell shares of common stock, preferred stock, debt securities, warrants, subscription rights and purchase units, under any combination in one or more offerings for an aggregate offering price of up to $500,000,000.

We may offer the securities in amounts, at prices and on terms determined at the time of offering. This prospectus provides you with a general description of the securities and the general manner in which we may offer or sell the applicable securities. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. We will also set forth in a prospectus supplement the price to the public of such securities and the net proceeds that we expect to receive from such sale. For additional information regarding the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. You should read this prospectus and any accompanying prospectus supplement before you invest.

Our Common Stock and T1 Energy Warrants are listed on the NYSE under the symbols TE and TE WS, respectively. On September 10, 2025, the closing price of our Common Stock was $1.87 and the closing price of our publicly traded warrants was $0.088.

Investing in our securities involves a high degree of risk and you should read this prospectus and any accompanying prospectus supplement before you invest. See “Risk Factors” on page 4 of this prospectus and any similar section included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus. You should carefully consider these factors before making your investment decision.

THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT RELATING TO THE OFFERED SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 22, 2025.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date or as of any earlier date as of which information is given.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings for an aggregate offering price of up to $500,000,000. This prospectus provides you with a general description of the securities we may offer.

This prospectus does not include all of the information that is in the registration statement. We omitted certain parts of the registration statement from this prospectus as permitted by the SEC. We may also provide a prospectus supplement or, if appropriate, a post-effective amendment, to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should rely only on the information provided in this prospectus, in any prospectus supplement, or any other offering material that we authorize, including the information incorporated by reference. We refer you to the registration statement and its exhibits for additional information about us and the securities that may be sold under this prospectus. You should not assume that the information in this prospectus, any supplement to this prospectus, or any other offering material that we authorize, is accurate at any date other than the date indicated on the cover page of these documents or the date of the statement contained in any incorporated documents, respectively. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date. The information contained in this prospectus or a prospectus supplement or amendment, or incorporated herein or therein by reference, is accurate only as of the date of this prospectus or prospectus supplement or amendment, as applicable, regardless of the time of delivery of this prospectus or prospectus supplement or amendment, as applicable, or of any sale of the shares.

As used in this prospectus, references to the “Company,” “T1 Energy,” “the “Registrant,” “we,” “our,” “us” and similar terms mean (i) as of any time prior to the Redomiciliation (as defined below), FREYR Battery, (ii) as of any time after the Redomiciliation, FREYR Delaware through February 18, 2025, and (iii) as of February 19, 2025, T1 Energy Inc., and where appropriate, their respective wholly owned subsidiaries.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “FREYR Legacy” refers to FREYR AS, a company organized under the laws of Norway, and their consolidated subsidiaries, and the term “Alussa” refers to Alussa Energy Acquisition Corp., a Cayman Islands exempted company. For the purposes of this Registration Statement, references to the “Company,” “T1 Energy,” “the “Registrant,” “we,” “our,” “us” and similar terms mean (i) as of any time prior to the Redomiciliation (as defined below), FREYR Battery, (ii) as of any time after the Redomiciliation through February 18, 2025, FREYR Delaware, and (iii) as of February 19, 2025, T1 Energy Inc., and where appropriate, their respective wholly owned subsidiaries. In this document:

“10-Day VWAP” means the volume weighted average price of the Common Stock in composite transactions for the principal U.S. national or regional securities exchange on which the shares of Common Stock are then listed as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)) (or a similar organization or agency succeeding to its functions of reporting prices) for the ten (10) consecutive full Trading Days prior to and including such determination date.

“Acquired Companies” means, collectively, T1 G1 Dallas Holding, T1 G1 Dallas Midco, T1 G1 Dallas Associated Entity, T1 G1 Dallas and TUM 2.

“Alussa” means Alussa Energy Acquisition Corp., a Cayman Islands exempted company.

“Business Combination Agreement” means the Business Combination Agreement, dated as of January 29, 2021, by and among, inter alias, Alussa, the Purchaser Representative, FREYR Legacy, FREYR Battery and the Major Shareholders.

“Business Day” means any day other than Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed.

“Certificate of Designation” means the amended and restated certificate of designation issued in relation to the Convertible Preferred Stock filed as Exhibit 4.1 hereto.

“Closing Date” means December 23, 2024, the closing date of the Trina Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of T1 Energy, par value of $0.01 per share.

“Conversion Date” means the date on which a conversion of the Convertible Preferred Stock shall be deemed effective, being the Business Day that the notice of conversion of such Preferred Stock is sent and received by the Company in the manner set out in the Preferred Stock Purchase Agreement.

“Conversion Shares” means the 30,440,113 shares of Common Stock underlying the Convertible Note Instrument.

“Convertible Note Instrument” means the $80.0 million seven percent (7%) unsecured convertible note due December 23, 2029 dated December 23, 2024.

“Convertible Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $0.01 per share.

“DGCL” means the Delaware General Corporation Law.

“EDGE Global” means EDGE Global LLC.

“Encompass” means Encompass Capital Advisors LLC.

“Encompass Parties” means the funds and accounts managed by Encompass that are party to the Preferred Stock Purchase Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Tranche Preferred Stock” means the first tranche of 5,000,000 shares of Convertible Preferred Stock.

“FREYR Battery” means FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at 22-24, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 251199.

“FREYR Delaware” or “T1 Energy” means T1 Energy Inc., a Delaware corporation (f/k/a FREYR Battery, Inc. prior to February 19, 2025), and the successor registrant to FREYR Battery.

“FREYR Legacy” means FREYR AS, a private limited liability company organized under the laws of Norway.

“G2 Austin” means T1’s planned 5 GW nameplate capacity solar cell manufacturing facility located in Milam County, Texas, which the Company currently plans to develop in two stages of 2.5 GW each.

“Lower Conversion Price” means the conversion price, for converting into shares of Common Stock, of any shares of preferred stock issued by the Company between the date of the Preferred Stock Purchase Agreement and one (1) year following the Second Tranche Closing Date, where such conversion price was lower than the conversion price set out in the Certificate of Designation and that would otherwise be applicable to the Second Tranche Preferred Stock.

“Major Shareholders” means those certain shareholders of FREYR Legacy as set forth in the Business Combination Agreement, which include (i) ATS AS (in its capacity as a Major Shareholder), (ii) EDGE Global and (iii) entities affiliated with Teknovekst NUF.

“Maturity Date” means December 23, 2027, the maturity date of the Convertible Preferred Stock.

“NYSE” means The New York Stock Exchange.

“Preferred Stock Purchase Agreement” means the preferred stock purchase agreement, dated as of November 6, 2024, as amended on March 21, 2025, April 29, 2025 and August 13, 2025, between the Company and certain funds and accounts managed by Encompass.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the date of the Preferred Stock Purchase Agreement, shall be the NYSE.

“Purchaser Representative” means the Sponsor in its capacity as the purchaser representative in accordance with the terms and conditions of the Business Combination Agreement.

“Redomiciliation” means the change of jurisdiction of incorporation by FREYR Battery from Luxembourg to the State of Delaware and change in the legal name to FREYR Battery, Inc., effective December 31, 2023.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Tranche Closing Date” means the date of issuance of the Second Tranche Preferred Stock, being 10 Business Days following the date the Company notifies the Encompass Parties of its decision to exercise the Second Tranche Option.

“Second Tranche Option” shall mean, following the issuance of the First Tranche Preferred Stock and upon subsequent mutual agreement of the parties to the Preferred Stock Purchase Agreement in writing (each in their sole discretion), the option for the Company to issue and sell to the Encompass Parties, and for the Encompass Parties to subscribe to, the Second Tranche Preferred Stock in accordance with the Preferred Stock Purchase Agreement.

“Second Tranche Preferred Stock” means the second tranche of 5,000,000 shares of Convertible Preferred Stock.

“Securities” means the First Tranche Preferred Stock, the Trina Shares, the Underlying Shares and the Conversion Shares.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller” means Trina Solar (Schweiz) AG, an entity organized under the laws of Switzerland.

“Sponsor” means Alussa Energy Sponsor LLC, a Delaware limited liability company.

“Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by OTC Markets Group Inc. (formerly OTC Markets Inc.) (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the NYSE, the American Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Agreement” means the transaction agreement dated November 6, 2024 between the Company and the Seller, for the acquisition of all legal and beneficial ownership in the shares of capital stock of T1 G1 Dallas Holding, which owns, directly or indirectly, all legal and beneficial ownership in the shares of capital stock of, or other ownership, membership or equity interest in the Acquired Companies.

“T1 Energy Private Warrant” means (i) each one whole warrant issued in connection with the Business Combination Agreement in exchange for private placement warrants, entitling the holder thereof to purchase one Common Stock at a price of $11.50 per share and (ii) the Working Capital Warrants.

“T1 Energy Public Warrant” means each one whole warrant (other than the T1 Energy Private Warrants) entitling the holder thereof to purchase one Common Stock at a price of $11.50 per share.

“T1 G1 Dallas Associated Entity” means T1 G1 Dallas Associated Entity LLC, a Texas limited liability company (f/k/a Trina Solar US Manufacturing Module Associated Entity 1, LLC).

“T1 G1 Dallas Holding” means T1 G1 Dallas Holding Inc., a Delaware corporation (f/k/a Trina Solar (U.S.) Holding Inc.).

“T1 G1 Dallas Midco” means T1 G1 Dallas Midco Inc., a Delaware corporation (f/k/a Trina Solar US Manufacturing Holding Inc.).

“T1 G1 Dallas” means T1 G1 Dallas LLC, a Texas limited liability company (f/k/a Trina Solar US Manufacturing Module 1, LLC).

“Trina Business Combination” means the transactions contemplated by the Transaction Agreement.

“Trina Registration Rights Agreement” means the registration rights agreement between T1 Energy and the Seller.

“Trina Shares” means the 15,437,847 shares of Common Stock as consideration for certain transactions in connection with the Trina Business Combination.

“TUM 2” means Trina Solar US Manufacturing Cell 1, LLC, an Oklahoma limited liability company.

“Underlying Shares” means the 29,411,764 shares of Common Stock underlying the First Tranche Preferred Stock.

“$” means the currency in dollars of the United States of America.

v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements. All statements other than statements of historical or current facts contained or incorporated by reference in this prospectus and any accompanying prospectus supplement may be forward-looking statements. Statements regarding our future results and timing of operations, expected performance and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the offering and the pending application to list our Convertible Preferred Stock on the NYSE, any expected results and benefits arising from the Trina Business Combination, liquidity, growth and profitability strategies and factors and trends affecting our business are forward-looking statements. Forward-looking statements can be identified in some cases by the use of words such as “believe,” “can,” “could,” “potential,” “plan,” “predict,” “goals,” “seek,” “should,” “may,” “may have,” “would,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” or the negative of these words, other similar expressions or by discussions of strategy, plans or intentions.

The forward-looking statements contained or incorporated by reference in this prospectus and any accompanying prospectus supplement are only predictions. We base these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K. These factors include, but are not limited to, risks related to: (1) our ability to (i) successfully integrate the businesses and operations of us and Trina; (ii) construct and equip manufacturing facilities in a timely and cost-effective manner; (iii) target and retain customers and suppliers; (iv) attract and retain key employees and qualified personnel; (v) protect our intellectual property; (vi) comply with legal and environmental regulations; (vii) compete in international markets in light of export and import controls; and (viii) incur substantially more debt; (2) the concentration of our operations in Texas and our dependence on a limited number of suppliers; (3) changes adversely affecting the flow of components and materials from international vendors, the costs of raw materials, components, equipment, and machinery; (4) general economic and geopolitical conditions, changes in applicable laws or regulations, including environmental, export control and tax laws and incentives, as well as international trade policies, including tariffs, on our products and our competitive position; (5) the outcome of any legal proceedings relating to our products and services, including intellectual property or product liability claims, commercial or contractual disputes, warranty claims, and other proceedings; and (6) the capital-intensive nature of our business and our ability to raise additional capital on attractive terms or service our debt.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus or any accompanying prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

These forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statement, whether as a result of any new information, future events or otherwise.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements and related notes included in this prospectus or incorporated by reference into this prospectus, any applicable prospectus supplement and the documents to which we have referred to in the “Incorporation of Certain Documents by Reference” section below.

Company Overview

T1 Energy Inc., a Delaware corporation (“T1 Energy,” the “Company,” “we,” or “us”), is an energy solutions provider building an integrated U.S. supply chain for solar and batteries. We manufacture and sell photovoltaic (“PV”) solar modules in the United States for our U.S. customers.

We are one of the leading solar manufacturing companies in the United States. Our PV solar module manufacturing facility in Wilmer, TX (“G1 Dallas”) is operating and is expected to have an installed base of five gigawatts (“5 GW”) per annum. The facility is expected to begin producing cells by the end of 2026, and create up to 1,800 full-time jobs. We believe our facility is one of the most technologically advanced PV solar module plants globally. T1 Energy produces PV solar modules that employ highly energy efficient Passivated Emitter and Rear Contact and Tunnel Oxide Passivated Contact technologies. We believe the superior performance characteristics of the PV solar modules that we manufacture through our commercial partnership with Trina Solar (“Trina”) and our domestic content will competitively differentiate T1 Energy in the U.S. market.

On November 6, 2024, we announced that we had entered into the Transaction Agreement to acquire all the shares of capital stock of T1 G1 Dallas Holding and its related subsidiaries (collectively “T1 G1 Dallas Holding”). The Trina Business Combination closed on December 23, 2024. As part of the Transaction Agreement, we acquired G1 Dallas from T1 G1 Dallas Holding and entered into a series of commercial support and technology licensing agreements with the Seller.

The Trina Business Combination

On December 23, 2024, we completed the transactions contemplated under the Transaction Agreement entered into with the Seller, on November 6, 2024 for the acquisition of all legal and beneficial ownership in the shares of capital stock of T1 G1 Dallas Holding, which owns, directly or indirectly, all legal and beneficial ownership in the shares of capital stock of, or other ownership, membership or equity interest in the Acquired Companies.

On December 23, 2024, in consideration for the Trina Business Combination, T1 Energy (i) paid to the Seller $100.0 million cash consideration and (ii) issued to the Seller: (a) a $50.0 million repayment of an intercompany loan (together with accrued and unpaid interest); (b) the Trina Shares, at an aggregate 15,437,847 shares of Common Stock; (c) a $150.0 million 1% per annum senior unsecured note due in five years; and (d) the Convertible Note Instrument, at an aggregate of $80.0 million 7% unsecured convertible note due in five years, which is convertible in up to two conversions into the Conversion Shares, of an aggregate 30,440,113 shares of Common Stock. The Second Conversion per NYSE listing rules is also subject to the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of the Company.

With respect to the development, operation and services of the solar module manufacturing facility located in Wilmer, Texas with an output capacity of 5 GW, owned by T1 G1 Dallas, and currently under construction (the “Solar Module Manufacturing Facility”), on the Closing Date, the Company and (A) certain parties affiliated to the Seller, entered into that certain (i) Module Operational Support Agreement, (ii) IP License Agreement and (B) T1 G1 Dallas entered into that certain IP Sublicense Agreement; and T1 G1 Dallas and certain affiliated parties to Seller entered into that certain (i) Sales Agency and Aftermarket Services Agreement, (ii) Amended and Restated Sales Agreement (Solar Cells), (iii) Amended and Restated Sales Agreement (Polysilicon), (iv) Amended and Restated Supply Contract, (v) Amendment No. 1 to Intellectual Property License Agreement, and (vi) Amended and Restated Trademark License Agreement.

With respect to the existing project finance of T1 G1 Dallas in connection with the construction of the Solar Module Manufacturing Facility, on the Closing Date, T1 G1 Dallas entered into that certain Consent, Waiver and Amendment No. 1 to that certain $235.0 million senior secured credit facility by and among T1 G1 Dallas, as borrower, the lenders from time to time party thereto, HSBC Bank USA, N.A., as administrative and collateral agent, Standard Chartered Bank, Société Générale and HSBC Bank USA, N.A., as joint lead arrangers, Standard Chartered Bank, as green loan coordinator, dated July 16, 2024 (the “Credit Agreement Amendment” and such credit facility, the “Senior Secured Credit Facility”), and the Company entered into that certain (i) Equity Contribution Agreement, (ii) Loan Commitment Agreement, and (iii) Direct Agreement—Operational Support Agreement.

On the Closing Date, the Company and Seller also entered into a Cooperation Agreement. The Cooperation Agreement states, among other things, that (i) for so long as the Seller holds 15.4 million shares of Common Stock, it shall be entitled to designate for nomination one (1) director to T1’s board of directors and (ii) for as long as the Seller holds fifteen percent (15%) or more of shares of Common Stock, it shall be entitled to designate for nomination two (2) directors to T1’s board of directors. For so long as there is at least one (1) director designated by the Seller on the T1 board of directors and at least one (1) such director is an independent director in accordance with the applicable stock exchange listing rules, T1’s board of directors shall appoint a director designated by the Seller to each of (i) the nominating and corporate governance committee and (ii) the compensation committee. Please refer to “Description of Capital Stock – Trina Registration Rights Agreement” for a description of the Trina Registration Rights Agreement also entered into between the Company and Seller on the Closing Date.

In connection with the Company’s efforts to finance in part the construction, commissioning of and ramp-up related to G2 Austin, including general corporate purposes related to the assets to be acquired by the Company pursuant to the Trina Business Combination, T1 Energy and certain funds and accounts managed by Encompass Capital Advisors LLC entered into the Preferred Stock Purchase Agreement, dated November 6, 2024 and amended on March 21, 2025, April 29, 2025 and August 13, 2025, pursuant to which such funds purchased non-voting Convertible Preferred Stock of T1 Energy in exchange for $100.0 million (such transaction, the “Convertible Preferred Stock Issuance”), to be funded across two tranches of $50.0 million each, upon closing of the Trina Business Combination and thereafter upon, pursuant to Amendment No. 3 to the Preferred Stock Purchase Agreement, the mutual agreement of the parties in writing (each in their sole discretion). The Company and the Encompass Parties will notify each other of their decision to exercise the Second Tranche Option in accordance with the addressee details provided under the notice provisions of the Preferred Stock Purchase Agreement; conversely, if either party elects not to exercise such option, it expects to notify the other party in the same manner via electronic mail. The Second Tranche Preferred Stock will be issued within 10 Business Days following the date the Company notifies the Encompass Parties of its decision to exercise the Second Tranche Option.

Amendment No. 3 to the Preferred Stock Purchase Agreement

In connection with the Preferred Stock Purchase Agreement, on August 13, 2025, the parties thereto entered into that certain Amendment No. 3 to the Preferred Stock Purchase Agreement, in order to amend and restate in entirety, among other things:

(i)	the definitions of “Conversion Price” and “Second Tranche Closing Date”, and such amended and restated definitions have been reflected herein;

(ii)	the inclusion of definitions of “Trading Day”, “Trading Market”, “Principal Trading Market”, “Trading Market” and “10-Day VWAP”;

(iii)	the inclusion of a condition precedent to the consummation of the issuance of the Second Tranche Preferred Stock which relates to the Company’s financial statements that also replaced an earlier condition precedent related to the Company’s final investment decision with regard to the facility to be developed by TUM 2;

(iv)	the inclusion of the covenant relating to amendment of the terms of the Second Tranche Preferred Stock in case of a Lower Conversion Price; and

(v)	the issuance of warrants to the Encompass Parties which are exercisable for 3,500,000 shares of Common Stock at a purchase price of $0.01 per share (the “Penny Warrants”) if the Second Tranche Closing does not occur by December 31, 2026.

On or after December 23, 2025, the then-issued Convertible Preferred Stock shall be convertible, at the option of the holders thereof, into the Underlying Shares, up to an aggregate of 55,727,554 shares of Common Stock, in whole and not in part, based on a conversion price of (i) $1.70 per share of Common Stock for the First Tranche Preferred Stock, and (ii) $1.90 per share of Common Stock for the Second Tranche Preferred Stock if the 10-Day VWAP of the Common Stock immediately prior to the Conversion Date is $2.50 or more per share of Common Stock (being the greater of the conversion prices for the Second Tranche Preferred Stock), and assuming no accrued and unpaid dividends. The conversion price of the Second Tranche Preferred Stock will be reduced to $1.70 per share of Common Stock in the event that the 10-Day VWAP of the Common Stock immediately prior to the Conversion Date is less than $2.50 per share of Common Stock. Upon such reduction of the conversion price, each share of the then-issued Convertible Preferred Stock will be convertible into approximately 5.88 shares of Common Stock, up to an aggregate of approximately 58,823,529 shares of Common Stock, in whole and not in part, based on the reduced conversion price (subject to dilution adjustments), and holders can expect to receive additional Underlying Shares as compared to the conversion price of $1.90 for the Second Tranche Preferred Stock. There are no record dates in relation to the relevant dates of the conversion or required redemption.

If the Company issues any shares of preferred stock with a Lower Conversion Price between the date of the Preferred Stock Purchase Agreement and one (1) year following the Second Tranche Closing Date, it shall make such amendment as is necessary to the terms of the Second Tranche Preferred Stock so that the conversion price applicable to the Second Tranche Preferred Stock is no higher than the Lower Conversion Price (with such Lower Conversion Price to be no lower than $1.05 in any event).

If the Second Tranche Closing does not occur by December 31, 2026, then the Company shall issue warrants to the Encompass Parties which are exercisable for 3,500,000 shares of the Common Stock at a purchase price of $0.01 per share upon certain conditions.

The Convertible Preferred Stock has a term of three years beginning from December 23, 2024. On December 23, 2027 (the “Maturity Date”), the Company will redeem the then-outstanding Convertible Preferred Stock at $10.00 per share (up to an aggregate amount of $100,000,000 assuming all shares of Convertible Preferred Stock are fully issued and outstanding across both the First Tranche Preferred Stock and Second Tranche Preferred Stock at the time of redemption) plus any accrued and unpaid dividends. Prior to the Maturity Date, the Convertible Preferred Stock will not be redeemable. In any case of redemption of shares of Convertible Preferred Stock, T1 Energy shall, not less than thirty (30) nor more than sixty (60) days before the Maturity Date, send to each holder notice of the intention of the Company to redeem such shares of Convertible Preferred Stock.

Prior to the date of this prospectus, there has been no public market for the Convertible Preferred Stock. We have applied to list the Convertible Preferred Stock on the NYSE. If the application is approved, we expect trading in such securities on the NYSE to begin promptly thereafter. However, there can be no assurance as to the development or liquidity of any such market for the Convertible Preferred Stock. Furthermore, we cannot guarantee that the Convertible Preferred Stock will be approved for listing on the NYSE in a timely manner or at all. Prior to such listing, should it elect to sell its shares of Convertible Preferred Stock, the holder of the Convertible Preferred Stock intends to sell such shares at no less than the issue price of $10.00 per share; after such time the Convertible Preferred Stock can be offered and sold at prevailing market prices or at negotiated prices.

Stock Exchange Listing

The Common Stock and T1 Energy Warrants are currently listed on the NYSE under the symbols TE and TE WS, respectively. We have applied to list the Convertible Preferred Stock on the NYSE. We cannot guarantee that the Convertible Preferred Stock will be approved for listing on the NYSE in a timely manner or at all.

Corporate Information

The mailing address of T1 Energy’s registered and principal executive office is 1211 E 4th St. Austin, Texas 78702. The telephone number of T1 Energy’s registered and principal executive office is 409-599-5706.

Our investor relations website is located at https://ir.t1energy.com/, and its news site located at https://ir.t1energy.com/news/, our X (f/k/a Twitter) account is located at https://x.com/T1_Energy, our LinkedIn account is located at https://www.linkedin.com/company/t1energy, and our Instagram account is located at https://www.instagram.com/t1_energy/. We use our investor relations website, our X account and our LinkedIn account as well as Daniel Barcelo’s X account (https://x.com/_danielbarcelo), LinkedIn account (https://www.linkedin.com/in/daniel-barcelo-b262a939/) and Instagram account (https://www.instagram.com/danbarcelo/) to post important information for investors, including news releases, analyst presentations, and supplemental financial information, and as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor our investor relations website, our X account and our LinkedIn account, in addition to following press releases, SEC filings and public conference calls and webcasts. Our website, X account and our LinkedIn account and the information contained on each, or that can be accessed through each, is not deemed to be incorporated by reference in, and is not considered part of, this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement. We also make available, free of charge, on our investor relations website under “Financials—SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC.

RISK FACTORS

Investing in our securities involves risks. You should carefully review the risk factors contained under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, in each of our Quarterly Reports on Form 10-Q for the three months ended March 31, 2025 and June 30, 2025, and in our Amendment No. 2 to the Registration Statement on Form S-3, and any risk factors that we may describe in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed subsequently to the Annual Report on Form 10-K, which risk factors are incorporated by reference in this prospectus, the information contained under the heading “Cautionary Note Regarding Forward-Looking Statements” in this prospectus or under any similar heading in any applicable prospectus supplement or in any document incorporated herein or therein by reference, any specific risk factors discussed under the caption “Risk Factors” in any applicable prospectus supplement or in any document incorporated herein or therein by reference and the other information contained in, or incorporated by reference in, this prospectus or any applicable prospectus supplement before making an investment decision. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any such risks and uncertainties actually occur, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected, the market price of our securities could decline and you could lose all or part of your investment. See “Incorporation of Certain Documents by Reference” and “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We expect to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the financing of our operations or investments. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the securities we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement and/or any related free writing prospectus.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of the Company’s Common Stock and Convertible Preferred Stock and is not intended to be a complete summary of the rights and preferences of our Common Stock or Convertible Preferred Stock. The Company’s Second Amended and Restated Certificate of Incorporation and Second Amended Restated Bylaws as of February 19, 2025 are included as exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Read the applicable provisions of Delaware law, the Second Amended and Restated Certificate of Incorporation and Bylaws and the Preferred Stock Purchase Agreement (including Amendment No. 3 to the Preferred Stock Purchase Agreement) in their entirety for a complete description of the rights and preferences of the Company’s Common Stock and Convertible Preferred Stock.

Authorized Share Capital

Currently, T1 Energy’s authorized capital stock consists of (i) three hundred and fifty-five million (355,000,000) shares of Common Stock, par value $0.01 per share, and (ii) ten million (10,000,000) shares of Convertible Preferred Stock, par value $0.01 per share.

Common Stock

Dividends. Subject to prior dividend rights of the holders of any preferred stock and any other class or series of shares having a preference as to dividends over Common Stock, holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the T1 Energy board of directors, out of funds legally available for that purpose.

Voting Rights. Each outstanding share of Common Stock is entitled to one vote per share on each matter to be voted on by the holders of Common Stock. The holders of Common Stock are not entitled to cumulative voting of their shares in elections of directors.

Other Rights. In the event of any liquidation, dissolution or winding up (either voluntary of involuntary) of T1 Energy, the holders of Common Stock will be entitled to receive the assets and funds of T1 Energy available for distribution in proportion to the number of shares held by them, respectively, without regard to class, after payments to creditors and subject to any related preferential rights of any holders of any preferred stock of T1 Energy that at the time may be outstanding.

T1 Energy Common Stock is currently listed on the NYSE under the symbol “TE.”

Preferred Stock

T1 Energy’s Second Amended and Restated Certificate of Incorporation expressly authorizes T1 Energy’s board of directors to provide for the issuance of all or any preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of T1 Energy; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of T1 Energy at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. The issuance of preferred stock may have the effect of diluting the earnings per share and book value per share of Common Stock. In addition, the T1 Energy board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

Registration Rights

Trina Registration Rights Agreement

On December 23, 2024, in connection with the completion of the transactions contemplated under the Transaction Agreement entered into with the Seller on November 6, 2024, the Seller and the Company entered into the Trina Registration Rights Agreement, pursuant to which T1 Energy granted Trina Solar certain registration rights on Form S-3 or other forms of registration statements, including Form S-1, as available, with respect to the shares of Common Stock issued to Trina Solar pursuant to the Transaction Agreement and the $80.0 million seven percent (7%) unsecured Convertible Note Instrument due in five years issued to Trina Solar pursuant to the Transaction Agreement which is convertible in up to two conversions into 30.4 million shares of Common Stock, in aggregate.

Encompass Preferred Stock Purchase Agreement

On December 23, 2024, pursuant to the Preferred Stock Purchase Agreement, T1 Energy issued a first tranche of 5 million shares of its non-voting preferred stock (the “Preferred Stock”) to the Purchasers in exchange for $50.0 million. At T1 Energy’s sole discretion upon proceeding to a final investment decision on the solar cell manufacturing facility to be developed by Trina Solar US Manufacturing Cell 1, LLC, an Oklahoma limited liability company, T1 Energy may issue an additional second tranche of 5 million shares of Preferred Stock to the Purchasers in exchange for $50.0 million. Pursuant to the terms of the Preferred Stock Purchase Agreement, as amended, T1 Energy also agreed to provide certain registration rights with respect to the Convertible Preferred Stock, the shares of Common Stock for which the Penny Warrants are exercisable and the shares of Common Stock underlying the Convertible Preferred Stock.

In connection with the Preferred Stock Purchase Agreement, on August 13, 2025, the parties thereto entered into that certain Amendment No. 3 to the Preferred Stock Purchase Agreement, in order to amend and restate in entirety, among other things, (i) certain definitions, (ii) the inclusion of a condition precedent to the consummation of the second tranche which relates to T1 Energy’s financial statements that also replaces an existing condition precedent related to T1 Energy’s final investment decision with regard to the facility to be developed by Trina Solar US Manufacturing Cell 1, LLC, (iii) the inclusion of a covenant that if T1 Energy has issued any shares of preferred stock with a Lower Conversion Price (as defined in thereto), T1 Energy shall make such amendment as is necessary to the terms of the second tranche so that the conversion price applicable to the second tranche is no higher than the Lower Conversion Price (with such Lower Conversion Price to be no lower than $1.05 in any event); and (iv) the issuance of warrants of T1 Energy to the Purchasers which are exercisable for 3,500,000 shares of T1 Energy’s Common Stock at a purchase price of $0.01 per share upon certain conditions, including if the Second Tranche Closing does not occur by December 31, 2026.

Certain Anti-Takeover Measures

Certain provisions of the T1 Energy’s governing documents and the DGCL could have the effect of delaying, deferring or discouraging another party from acquiring T1 Energy. These provisions encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the T1 Energy board of directors rather than pursue non-negotiated takeover attempts. These provisions include the below summarized items.

DGCL Section 203

T1 Energy will be subject to the provisions of Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date of the transaction in which such person becomes an interested stockholder, unless:

●	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting share of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting shares outstanding (but not the outstanding voting shares owned by the interested stockholder) those shares owned:

o	by persons who are directors and also officers; and

o	employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting shares which is not owned by the interested stockholder.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting shares of T1 Energy and any entity or person affiliated with or controlling or controlled by the entity or person.

Board Composition and Powers

The T1 Energy Second Amended and Restated Bylaws provide that any director or the entire board of directors may be removed from office at any time, but only for cause (as such term is defined in the Second Amended and Restated Certificate of Incorporation), and only by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of T1 Energy entitled to vote in the election of directors. Any director serving on a committee of the board may be removed from such committee at any time by the board of directors. T1 Energy’s board of directors has the power to fix the number of directors by resolution, subject to the requirements of T1 Energy’s governing documents that the T1 Energy board of directors be not fewer than five (5) nor more than twelve (12). Vacancies on the board or any committee resulting from the death, resignation, retirement, disqualification or removal of a director, or from an increase in the number of directors constituting the board or such committee, may be filled only by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and the directors chosen in this manner, in the case of the board of directors, will hold office until the next annual election and until a successor is duly elected and qualified, or until his earlier death, resignation, retirement, disqualification or removal and, in the case of any committee of the board, will hold office until a successor is duly appointed by the board of directors or until his earlier death, resignation, retirement, disqualification or removal. For further details on T1’s board composition as set forth under the Cooperation Agreement, please also see “Summary of the Prospectus—The Trina Business Combination.”

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The T1 Energy Second Amended and Restated Bylaws provide that in order for a stockholder to propose business at an annual meeting of stockholders, a stockholder’s notice must be delivered to the secretary at the principal executive offices of T1 Energy no later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary date of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is called for a date that is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting of stockholders and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting of stockholders or, if the first public announcement of the date of such annual meeting of stockholders is less than a hundred (100) days prior to the date of such annual meeting of stockholders, the tenth (10th) day following the day on which public announcement of the date of such annual meeting of stockholders is first made by T1 Energy.

The T1 Energy Second Amended and Restated Bylaws further provide that in order for a stockholder to make a nomination at an annual meeting of stockholders, a stockholder’s notice must be delivered to the secretary at the principal executive offices of T1 Energy (a) in the case of an annual meeting of stockholders, no later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary date of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is called for a date that is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting of stockholders and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting of stockholders or, if the first public announcement of the date of such annual meeting of stockholders is less than a hundred (100) days prior to the date of such annual meeting of stockholders, the tenth (10th) day following the day on which public announcement of the date of such annual meeting of stockholders is first made by T1 Energy; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting of stockholders was mailed or public disclosure of the date of the special meeting of stockholders was made, whichever first occurs.

No Stockholder Action by Written Consent

The T1 Energy Second Amended and Restated Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of T1 Energy must be effected at a duly called annual or special meeting of stockholders of T1 Energy, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

Special Meetings of Stockholders

The T1 Energy Second Amended and Restated Bylaws provide that special meetings of stockholders, for any purpose or purposes, may be called only by (i) the board of directors, (ii) the chair of the board of directors, if there be one, or (iii) a stockholder, or group of stockholders holding more than twenty percent (20%) of the total voting power of the outstanding shares of the capital stock of T1 Energy issued and outstanding and entitled to vote on the matter for which such special meeting of stockholders is called if such stockholder, or group of stockholders, have dated, signed and delivered to the secretary a written demand for such special meeting of stockholders at least ninety (90) days prior to the proposed date for such special meeting of stockholders, describing each matter of business desired to be brought before the special meeting of stockholders, the reasons for conducting such business, the text of any proposal or business to be considered, and the information required by the notice provisions and of the Second Amended and Restated Bylaws.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholders’ share thereafter devolved by operation of law. Unless T1 Energy consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.

Authorized but Unissued Shares

The authorized but unissued shares of T1 Energy Common Stock and Convertible Preferred Stock will be available for future issuance without any further vote or action T1 Energy stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of T1 Energy Common Stock and Convertible Preferred Stock could render more difficult or discourage an attempt to obtain control over T1 Energy by means of a proxy contest, tender offer, merger or otherwise

Supermajority Approval Requirements

The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote thereon is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation or bylaws requires a greater percentage. The DGCL does not specify a required vote for stockholder to amend a corporation’s bylaws and, therefore, the default voting standard set forth in a corporation’s bylaws will apply to votes to amend the bylaws unless the certificate of incorporation or bylaws provide otherwise. In addition, the DGCL provides that a board of directors may amend the bylaws without further stockholder action if authorized to do so by the corporation’s certificate of incorporation.

T1 Energy’s Second Amended and Restated Certificate of Incorporation provides that the affirmative vote of at least a majority of the entire board of directors or the affirmative vote of holders of at least two thirds (2/3) of the voting power of the shares entitled to vote at an election of directors will be required to adopt, amend, alter, or repeal the bylaws. In addition, T1 Energy’s Second Amended and Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares entitled to vote at an election of directors will be required to amend, alter, change or repeal, or to adopt any provision as part of the Second Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of certain provisions of the Second Amended and Restated Certificate of Incorporation, including those governing the limitation of liability of directors, indemnification of directors and officers, stockholders’ action by written consent, the amendment of T1 Energy’s Second Amended and Restated Bylaws by the board of directors, and the required stockholder vote for the amendment of the foregoing provisions. This requirement of a supermajority vote to approve amendments to our bylaws and certificate of incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of T1 Energy or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of T1 Energy. These provisions are designed to reduce T1 Energy’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for T1 Energy’s shares and, as a consequence, they also may inhibit fluctuations in the market price of Common Stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Limitation of Personal Liability of Directors/Officers

The Second Amended and Restated Certificate of Incorporation, to the full extent permitted by the DGCL, will limit or eliminate the liability of T1 Energy directors made a party to any proceeding to T1 Energy or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under the DGCL, no such elimination of liability is permitted (i) for any breach of the director’s duty of loyalty to T1 Energy or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividend or unlawful share purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

Forum Selection

The T1 Energy Second Amended and Restated Certificate of Incorporation and Bylaws provide that unless T1 Energy consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of T1 Energy, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of T1 Energy to T1 Energy or T1 Energy’s stockholders, (iii) any action asserting a claim against T1 Energy or any current or former director, officer, stockholder, employee or agent of T1 Energy arising out of or relating to any provision of the DGCL, the T1 Energy Second Amended and Restated Certificate of Incorporation or Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against T1 Energy or any current or former director, officer, stockholder, employee or agent of T1 Energy governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Unless T1 Energy gives an Alternative Forum Consent, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of T1 Energy will be deemed to have notice of and consented to these forum selection provisions. The existence of any prior Alternative Forum Consent will not act as a waiver of T1 Energy’s ongoing consent right with respect to any current or future actions or claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Moreover, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and T1 Energy’s Second Amended and Restated Bylaws provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.

We recognize that the forum selection clause in T1 Energy’s Second Amended and Restated Certificate of Incorporation and Bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in T1 Energy’s Second Amended and Restated Certificate of Incorporation and Bylaws may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than to our stockholders.

Transfer Agent

The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and a trustee to be named therein. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:

●	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

●	any applicable subordination provisions for any subordinated debt securities;

●	the maturity date(s) or method for determining same;

●	the interest rate(s) or the method for determining same;

●	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

●	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

●	redemption or early repayment provisions;

●	authorized denominations;

●	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

●	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

●	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

●	whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

●	whether the debt securities are secured and the terms of such security;

●	the amount of discount or premium, if any, with which the debt securities will be issued;

●	any covenants applicable to the particular debt securities being issued;

●	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

●	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

●	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

●	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;

●	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

●	any restriction or conditions on the transferability of the debt securities;

●	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

●	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

●	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

●	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons and in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, except to the extent the TIA otherwise applies, and will be subject to mandatory provisions applicable to such indentures and debt securities of Luxembourg law.

DESCRIPTION OF EXISTING WARRANTS

The following is a summary of some of the terms of the T1 Energy Public Warrants and T1 Energy Private Warrants. It does not purport to be complete.

As of June 30, 2025, 14.7 million T1 Energy Public Warrants and 9.9 million T1 Energy Private Warrants were outstanding.

T1 Energy Public Warrants

Each whole T1 Energy Public Warrant entitles the registered holder to purchase one T1 Energy Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the consummation of the transactions contemplated under the Alussa Business Combination Agreement, which took place on July 9, 2021 (the “Alussa Business Combination Second Closing”). Pursuant to the amended warrant agreement dated as of December 31, 2023, by and among Alussa, FREYR Battery, FREYR Battery, Inc. and Continental Stock Transfer & Trust Company (the “Amended Warrant Agreement”), a warrant holder may exercise its T1 Energy Public Warrants only for a whole number of shares of Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The T1 Energy Public Warrants will expire five years after the Alussa Business Combination Second Closing, July 9, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

T1 Energy will not be obligated to deliver any Common Stock pursuant to the exercise of a T1 Energy Public Warrant and will have no obligation to settle such T1 Energy Public Warrant exercise unless a registration statement under the Securities Act with respect to the Common Stock underlying the T1 Energy Public Warrant is then effective and a prospectus relating thereto is current, subject to T1 Energy satisfying its obligations described below with respect to registration. No T1 Energy Public Warrant will be exercisable for cash or on a cashless basis, and T1 Energy will not be obligated to issue any shares to holders seeking to exercise their T1 Energy Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such T1 Energy Public Warrant will not be entitled to exercise such T1 Energy Public Warrant and such T1 Energy Public Warrant may have no value and expire worthless.

Once the warrants become exercisable, T1 Energy may redeem the outstanding warrants (excluding T1 Energy Private Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period, to each warrant holder; and

●	if, and only if, the last reported sale price of the shares of Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which T1 Energy sends the notice of redemption to the warrant holders.

T1 Energy established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the T1 Energy Public Warrant exercise price. If the foregoing conditions are satisfied and T1 Energy issues a notice of redemption of the T1 Energy Public Warrants, each warrant holder will be entitled to exercise his, her or its T1 Energy Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 T1 Energy Public Warrant exercise price after the redemption notice is issued. T1 Energy will not redeem the T1 Energy Public Warrants unless a registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the T1 Energy Public Warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period, except if the T1 Energy Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the T1 Energy Public Warrants become redeemable by T1 Energy, T1 Energy may not exercise its redemption right if the issuance of shares upon exercise of the T1 Energy Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification.

If T1 Energy calls the T1 Energy Public Warrants for redemption as described above, T1 Energy’s management will have the option to require all holders that wish to exercise T1 Energy Public Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their T1 Energy Public Warrants on a “cashless basis,” T1 Energy’s management will consider, among other factors, its cash position, the number of T1 Energy Public Warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of its T1 Energy Public Warrants. In such event, each holder would pay the exercise price by surrendering the T1 Energy Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants (defined in the Amended Warrant Agreement), multiplied by the excess of the “fair market value” (defined in the Amended Warrant Agreement) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the T1 Energy Public Warrants, provided that in all cases, the exercise price shall correspond to at least the accounting par value of the Common Stock. If T1 Energy takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Common Stock to be received upon exercise of the T1 Energy Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a T1 Energy Public Warrant redemption. If T1 Energy’s management calls the T1 Energy Public Warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrants holders been required to exercise their T1 Energy Public Warrants on a cashless basis, as described in more detail below.

A holder of a T1 Energy Public Warrant may notify T1 Energy in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such T1 Energy Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Common Stock outstanding immediately after giving effect to such exercise.

If the number of issued and outstanding Common Stock is increased by a capitalization payable in Common Stock, or by a sub-division of Common Stock or other similar event, then, on the effective date of such capitalization, sub-division or similar event, the number of shares of Common Stock issuable on exercise of each T1 Energy Public Warrant will be increased in proportion to such increase in the issued and outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a capitalization of a number of shares of Common Stock equal to the product of (i) the number of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) multiplied by (ii) one minus the quotient of (x) the price per T1 Energy Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of T1 Energy Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

If the number of issued and outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each T1 Energy Public Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the T1 Energy Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the T1 Energy Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of T1 Energy with or into another corporation (other than a consolidation or merger in which T1 Energy is the continuing corporation and that does not result in any reclassification or reorganization of T1 Energy’s issued and outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of T1 Energy as an entirety or substantially as an entirety in connection with which T1 Energy is liquidated and dissolved, the holders of the T1 Energy Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the T1 Energy Public Warrants and in lieu of T1 Energy’s Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the T1 Energy Public Warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each T1 Energy Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by Alussa in connection with redemption rights held by shareholders of Alussa as provided for in Alussa’s amended and restated memorandum and articles of association) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Common Stock, the holder of a T1 Energy Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the T1 Energy Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the T1 Energy Public Warrant within thirty days following public disclosure of such transaction, the T1 Energy Public Warrant exercise price will be reduced as specified in the Amended Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Amended Warrant Agreement) of the T1 Energy Public Warrant.

The T1 Energy Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of T1 Energy Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their T1 Energy Public Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the T1 Energy Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The Amended Warrant Agreement provides that the terms of the T1 Energy Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of T1 Energy Public Warrants.

Private Warrants and Working Capital Warrants

The T1 Energy Private Warrants, including the Common Stock issuable upon exercise of the T1 Energy Private Warrants, were not transferable, assignable or salable until 30 days after the Alussa Business Combination Second Closing (except, among other limited exceptions to Alussa’s officers and directors and other persons or entities affiliated with the Sponsor) and they were not redeemable by T1 Energy and will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. Otherwise, the T1 Energy Private Warrants have terms and provisions that are identical to those of the T1 Energy Public Warrants. If the T1 Energy Private Warrants are held by holders other than the Sponsor or their permitted transferees, the T1 Energy Private Warrants will be redeemable by T1 Energy and exercisable by the holders on the same basis as T1 Energy Public Warrants.

If holders of the T1 Energy Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants (defined in the Amended Warrant Agreement), multiplied by the excess of the “fair market value” (defined in the Amended Warrant Agreement) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

EDGE Global Warrants

Prior to FREYR Legacy’s business combination with Alussa, EDGE Global was granted two series of warrants (the “FREYR EDGE Warrants”) exercisable for shares of FREYR Legacy. The first series, 8,315,902 warrants exercisable until May 15, 2024 at an exercise price of NOK 1.44 per FREYR Legacy share was granted July 8, 2020 and exercised on May 15, 2024. The second series, 3,838,401 warrants exercisable until September 20, 2025 at an exercise price of NOK 1.85 per FREYR Legacy share was granted on October 6, 2020 and exercised on August 27, 2025. Each FREYR EDGE Warrant conferred an entitlement to subscribe for one ordinary share of FREYR Legacy. These FREYR EDGE Warrants were exchanged for 2,176,081 warrants of FREYR Lux, determined on the basis of a prescribed exchange ratio, with the exercise price of each of the 1,488,862 warrants of FREYR Lux received in exchange for the first series of FREYR EDGE Warrants being $0.95 and the exercise price of each of the 687,219 warrants of FREYR Lux received in exchange for the second series of FREYR EDGE Warrants being $1.22, each equal to the exercise price of the corresponding FREYR EDGE Warrant divided by a prescribed exchange ratio and converted to USD at a rate of 0.11848 USD per NOK. The terms of the warrants of FREYR issued in exchange for the FREYR EDGE Warrants were otherwise unchanged. These terms include a right for FREYR Lux, to settle the warrants received in exchange for the FREYR EDGE Warrants by cash payment of the fair market value (which shall correspond to at least the accounting par value of the FREYR Lux Ordinary Shares) and a right for EDGE Global to exercise the warrants received in exchange for the FREYR EDGE Warrants irrespective of any applicable vesting schedule.

Mr. Matrai, a T1 Energy director, and Mr. Jensen, the former T1 Energy Executive Chairman and former FREYR Lux CEO, are co-owners of EDGE Global. Upon the effectiveness of the redomiciliation, the warrants of T1 Energy held by EDGE Global became exercisable for one (1) Common Stock of T1 Energy on the same terms as those that governed these warrants immediately prior to the redomiciliation.

Exchange Listing

The T1 Energy Public Warrants are currently listed on the NYSE under the symbol “TE WS.”

DESCRIPTION OF NEW WARRANTS

We may issue warrants for the purchase of our Common Stock, preferred stock or debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The accompanying prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, which may include, when applicable:

●	the offering price;

●	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

●	the number of warrants offered;

●	the exercise price and the amount of securities you will receive upon exercise;

●	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

●	the rights, if any, we have to redeem the warrants;

●	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

●	the name of the warrant agent; and

●	any other material terms of the warrants.

After warrants expire they will become void. The accompanying prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information” and “Incorporation by Reference.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our Common Stock, preferred stock or debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the securityholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

●	the price, if any, for the subscription rights;

●	the number and terms of each Common Stock or preferred stock or debt securities which may be purchased per each subscription right;

●	the exercise price payable for each Common Stock or preferred stock or debt securities upon the exercise of the subscription rights;

●	the extent to which the subscription rights are transferable;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

●	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

●	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

●	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

●	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE UNITS

We may issue purchase units comprised of two or more of the securities described in this prospectus, in any combination. Each purchase unit will be issued so that the holder of the purchase unit is also the holder of each security included in the purchase unit. Thus, the holder of a purchase unit will have the rights and obligations of a holder of each included security. The purchase units or the purchase unit or other agreement, if any, under which a purchase unit is issued may provide that the securities included in the purchase unit may not be held or transferred separately at any time, or at any time before a specified date.

The prospectus supplement relating to a particular issue of purchase units will describe, among other things:

●	the securities comprising the purchase units, including whether and under what circumstances those securities may be held or transferred separately;

●	any material provisions related to the issuance, payment, settlement, transfer or exchange of the purchase units or of the securities comprising the purchase units; and

●	any other material provisions of the purchase units or governing unit or other agreement, if any.

PLAN OF DISTRIBUTION

We are registering Common Stock, preferred stock, subscription rights, debt securities, purchase units and warrants with an aggregate offering price of up to $500,000,000, to be sold by us under a shelf registration process. We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

●	through underwriters for resale to purchasers;

●	through dealers to purchasers;

●	through agents to purchasers;

●	directly to one or more purchasers; or

●	through a combination of these methods of sale.

In addition, we may issue the securities as a dividend to our existing securityholders, subject to applicable Delaware law provisions.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act.

The securities may be sold in one or more transactions at:

●	fixed prices;

●	prevailing market prices at the time of sale;

●	prices related to such prevailing market prices;

●	varying prices determined at the time of sale; or

●	negotiated prices.

These sales may be effected in one or more transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including NYSE;

●	in the over-the-counter market;

●	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more underwritten offerings;

●	block trades in which the broker-dealer will attempt to sell the Common Stock or T1 Energy Public Warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	distributions to their members, partners or shareholders;

●	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to one or more purchasers;

●	through agents;

●	any other method permitted by applicable law; or

●	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

At the time a particular offering of the securities is made, a prospectus supplement will be distributed, which will set forth the aggregate amount of securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of securities pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If we offer securities in a subscription rights offering to our existing securityholders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or any related free writing prospectus so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or any related free writing prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment) and/or any related free writing prospectus. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement and/or any related free writing prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. The accompanying prospectus supplement and/or any related free writing prospectus may provide that the original issue date for your securities may be more than one scheduled business day after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the second business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle more than one scheduled business day after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

All securities we may offer, other than Common Stock, will be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement and/or any related free writing prospectus.

The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement and/or any related free writing prospectus relating to each offer.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

LEGAL MATTERS

The legality of the Common Stock, preferred stock, debt securities, warrants, rights and purchase units offered hereby under New York law have been passed upon for T1 Energy Inc. by Skadden, Arps, Slate, Meagher & Flom (UK) LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

The financial statements incorporated in this prospectus by reference to the Current Report on Form 8-K/A filed with the SEC on March 10, 2025 have been so incorporated in reliance on the report of RSM China CPA LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to our securities offered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the reporting requirements of the Exchange Act, and its rules and regulations. The Exchange Act requires us to file reports and other information with the SEC. The SEC maintains a web site that contains reports and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s website at http://www.sec.gov.

We make available, free of charge on our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file these documents with, or furnish them to, the SEC. These documents are also posted on our website at www.https://t1energy.com/. Any references in this prospectus to our website are inactive textual references only, and the information contained on or that can be accessed through our website (except for the SEC filings expressly incorporated by reference herein) is not incorporated in, and is not a part of, this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

We incorporate by reference the documents listed below that we have previously filed with the SEC (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto):

●	Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025 and April 30, 2025, respectively;

●	The description of T1 Energy’s Common Stock and warrants contained in Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, including any amendments or reports filed for the purpose of updating such description;

●	Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarterly period ended March 31, 2025, filed with the SEC on May 15, 2025 and August 18, 2025, respectively, and for the quarterly period ended June 30, 2025 filed with the SEC on August 19, 2025; and

●	Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on February 10, 2025, February 14, 2025, February 19, 2025, March 4, 2025, March 10, 2025, March 14, 2025, April 9, 2025, April 28, 2025, May 1, 2025, May 15, 2025, June 26, 2025, July 3, 2025, August 14, 2025, August 15, 2025, August 18, 2025, August 20, 2025, September 4, 2025, September 5, 2025 and September 11, 2025

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings update and supplement the information provided in this prospectus.

The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate by reference in this prospectus will automatically update and supersede this previously filed information, as applicable, including information in previously filed documents or reports that have been incorporated by reference into this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at 409-599-5706, or by sending a written request to T1 Energy Inc., 1211 E 4th St. Austin, Texas 78702, Attention: Jeffery Spittel. Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or as of any earlier date as of which such information is given.

21,504,901 Shares of Common Stock

1,600,000 Shares of Series B Preferred Stock

5,000,000 Shares of Series B-1 Preferred Stock

38,823,528 Shares of Common Stock

T1 Energy Inc.

PROSPECTUS SUPPLEMENT

October 31, 2025